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                                                                     Exhibit 4.5


                              NELLCOR INCORPORATED
                        1995 MERGER STOCK INCENTIVE PLAN


1.   PURPOSE OF THE PLAN

          The Nellcor Incorporated 1995 Merger Stock Incentive Plan (the "Plan") has been adopted in connection with the merger (the "Merger") of Puma Merger Corporation, a Delaware corporation and wholly owned subsidiary of Nellcor, with and into Puritan-Bennett Corporation, a Delaware corporation ("P-B"), pursuant to which P-B became a wholly-owned subsidiary of Nellcor. The purpose of the Plan is to provide for the issuance of options (the "Replacement Options") to purchase shares of Nellcor's common stock, $.001 par value per share (the "Nellcor Common Stock"), (a) which evidence converted options previously granted under P-B's 1979 Employee Stock Benefit Plan (the "1979 P-B Plan") that remain outstanding and unexercised as of the effective time of the Merger (the "Effective Time"), and (b) which evidence substituted options in replacement of options previously granted under P-B's 1988 Employee Stock Benefit Plan (the "1988 P-B Plan") that had their vesting and exercisability accelerated as a result of the Merger and expired unexercised as of the Effective Time (collectively, the options referred to in (a) and (b), the "P-B Options"). P-B Options issued under the 1979 P-B Plan shall sometimes be referred to herein as "1979 P-B Options", and P-B Options issued under the 1988 P-B Plan shall sometimes be referred to herein as "1988 P-B Options."

          The purpose, intent and effect of this Plan shall be to reflect the right of holders of P-B Options to acquire shares of Nellcor Common Stock in lieu of, but not in addition to, the shares of P-B common stock underlying the P-B Options held by them prior to the Effective Time.

2.   SHARES SUBJECT TO THE PLAN

          An aggregate of 550,000 shares of Nellcor Common Stock are available for issuance under the Plan. Such shares shall be either authorized but unissued shares, or treasury shares of Nellcor.

          In the event that any Replacement Option under the Plan expires or is cancelled, surrendered or terminated without being exercised for any reason, the shares theretofore subject to such Replacement Option, or the unexercised portion thereof, shall not be available for future awards under the Plan

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3.   AWARDS UNDER THE PLAN

          Awards under the Plan shall consist solely of Replacement Options with respect to all P-B Options, and shall be issued promptly following the Effective Time; PROVIDED, HOWEVER, that no Replacement Options will be issued under the Plan to any holder of a P-B Option unless and until such holder has either (i) returned the agreement evidencing such P-B Option to Nellcor for cancellation, or (ii) delivered to Nellcor (a) evidence reasonably satisfactory to Nellcor of the loss, theft or destruction of such option agreement and (b) indemnity or security reasonably satisfactory to Nellcor. No additional awards shall be made under the Plan other than such Replacement Options.

          With respect to all P-B Options that are designed to qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the corresponding Replacement Options shall also be designed to qualify as Incentive Stock Options. With respect to all P-B Options that are not described in Sections 422 or 423 of the Code ("Non-Qualified Stock Options"), the corresponding Replacement Options shall also be Non-Qualified Stock Options.

4.   ADMINISTRATION OF THE PLAN

     A.   The Committee

          The Plan shall be administered by the Nominating and Compensation Committee of the Board of Directors or such other committee as shall be designated by the Board of Directors (the "Committee"). The Committee shall consist solely of "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). Any decision or determination reduced to writing and signed by all the members of the Committee shall be fully as effective as if it has been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) and may make such rules and regulations for the conduct of its business as it shall deem advisable. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his or her service on the Committee. Service on the Committee by any person who is a director of Nellcor shall constitute service as a director of Nellcor so that such members of the Committee shall be entitled to indemnification and reimbursement as directors of Nellcor.

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     B.   Authority of the Committee

          Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in administering the Plan. The Committee shall determine whether any authorized leave of absence or absence on military or governmental service or for any other reason shall constitute a termination of employment for purposes of the Plan. The Committee shall have the authority to issue shares of Nellcor Common Stock upon the exercise of Replacement Options. All decisions, determinations and interpretations of the Committee shall be conclusive and binding on all participants.

     C.   Option Agreements

          Each Replacement Option may be evidenced by a written agreement (the "Option Agreement") in the form attached hereto as EXHIBIT A, which shall be duly executed and delivered by or on behalf of Nellcor and the optionee. An Option Agreement may evidence an Incentive Stock Option, a Non-Qualified Stock Option or both an Incentive Stock Option and a Non-Qualified Stock Option. The Option Agreement shall clearly identify the status of each Replacement Option thereunder and shall contain provisions not inconsistent with the Plan.

5.   ELIGIBILITY

          Replacement Options may be issued only to the holders of P-B Options.

6.   TERMS AND CONDITIONS OF REPLACEMENT OPTIONS

     A.   Number of Shares Covered

          The number of shares of Nellcor Common Stock covered by each Replacement Option shall equal the number of shares of P-B common stock covered by the corresponding P-B Option multiplied by 0.88 (rounded up to the nearest whole share).

     B.   Option Price

          The per share exercise price of each Replacement Option shall equal the exercise price per share of the corresponding P-B Option divided by 0.88 (rounded down to the nearest penny).

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     C.   Vesting Provisions

          The vesting provisions, if any, of each Replacement Option shall be the same as the vesting provisions, if any, of the corresponding P-B Option, except that any acceleration of the 1988 P-B Options under Section 9 of the 1988 P-B Plan as a result of the Merger shall be disregarded.

     D.   Exercise of Replacement Options

          (1) The term of each Replacement Option under the Plan shall commence on the issue date and terminate on the termination date of the corresponding P-B Option, subject to earlier termination as set forth herein; PROVIDED, HOWEVER, that the termination of the 1988 P-B Options under Section 9 of the 1988 P-B Plan as a result of the Merger shall be disregarded.

          (2) Except as hereinafter provided, no Replacement Option under the Plan may be exercised at any time unless the holder thereof is then an employee of Nellcor or of an Affiliate. Replacement Options under the Plan shall not be affected by any change of employment so long as the optionee continues to be an employee of Nellcor or its Affiliates. The term "Affiliate" for purposes of this Plan means parent or subsidiary corporations of Nellcor, as defined in Sections 424(e) and (f) of the Code (but substituting "Nellcor" for "employer corporation"), including parents or subsidiaries of Nellcor that become such after adoption of the Plan. Retirement pursuant to Nellcor's then prevailing retirement policies shall be deemed to be a termination of employment.

          (3) Unless the underlying P-B Option otherwise provides, in the event of the termination of employment of the holder of a Replacement Option (except as provided in Subsection (4) below), such Replacement Option may be exercised (only to the extent that the employee was entitled to do so at the termination of his employment) at any time within three months after such termination, but in no event after the expiration of the period of the Replacement Option.

          (4) Unless the underlying P-B Option otherwise provides, if an optionee's termination of employment results from death, total disability or retirement under the employer's retirement policies, or if an optionee's termination of employment is at the convenience of the employer, due to the elimination of the optionee's position, or for other reasons unrelated to the optionee's employment

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performance, then all unexpired Replacement Options held by such optionee shall be exercisable in whole or in part, at the election of the optionee (or in the case of the optionee's death or total disability by the optionee's estate or by a person who acquired the right to exercise the Replacement Options by bequest or inheritance or otherwise by reason of the death or total disability of the optionee) without regard to any vesting provisions or other terms of the Replacement Option, at any time or from time to time within three months (12 months if the termination of employment results from death or total disability) after such termination, but in no event after the expiration period of the Replacement Option.

     E.   Nontransferability of Replacement Options

          No Replacement Option under the Plan shall be transferable otherwise than by will or the laws of descent and distribution and a Replacement Option may be exercised, during the lifetime of the optionee, only by the optionee thereof.

     F.   Payment

          Except in the case of the election of an alternative settlement method as hereinafter provided, payment for shares of Nellcor Common Stock purchased shall be made either in full in cash or by the transfer to Nellcor of shares of Nellcor Common Stock or cash having a value at the time that a Replacement Option, or any part thereof, is exercised, equal to but not exceeding the full purchase price of the shares of Nellcor Common Stock with respect to which the Replacement Option is exercised; provided that payment in part or full by the transfer of shares of Nellcor Common Stock to Nellcor shall be subject to approval by the Committee. If payment is made by the delivery of shares of Nellcor Common Stock, the value of shares delivered shall be the fair market value of Nellcor Common Stock as of the date of exercise. With respect to Replacement Options issued in substitution of 1988 P-B Options ("1988 Replacement Options") only, the Committee may, in its discretion, permit payment to be made by delivering a properly executed notice together with irrevocable instructions to a broker to sell shares of Nellcor Common Stock and deliver the sales proceeds to Nellcor, or to arrange for the delivery to Nellcor of cash in any other manner that the Committee shall permit; provided that the method of payment described in this sentence shall not apply to an optionee who is subject to Section 16(b) of the Securities Exchange Act of 1934.

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     G.   Alternative Settlement Method

          (1) The Committee, in its discretion, may provide that any Replacement Option pursuant to the Plan may, by its terms, confer upon the optionee the right to elect any of the alternative settlement methods set forth in Subsection (3) below.

          (2) The Committee, in its discretion, may at the request of an optionee holding a Replacement Option pursuant to the Plan, which Replacement Option does not by its terms include the right to elect any of such alternative settlement methods, permit the election of any such alternative methods by the optionee. The authority of the Committee to permit such elections of alternative settlement methods shall not confer upon the optionee or holder of any Replacement Option the right to such an election.

          (3) The alternative settlement methods are: (a) cash equal to the excess of the value of one share of Nellcor Common Stock over the purchase price set forth in the Option Agreement evidencing the Replacement Option times the number of shares as to which the Replacement Option is exercised; (b) the number of full shares of Nellcor Common Stock having an aggregate value not greater than the cash amount calculated under alternative (a); (c) any combination of cash and full shares having an aggregate value not greater than the cash amount calculated under alternative (a). Notwithstanding the other provisions of the Plan, election of an alternative settlement method involving the receipt of cash shall be subject to the approval of the Committee at the time of such election. For purposes of determining an alternative settlement, the value per share of Nellcor Common Stock shall be the fair market value of such stock as of the date of the alternative settlement.

     H.   Manner of Exercise

          A Replacement Option shall be exercised by giving a written notice to the Stock Administrator of Nellcor stating the number of shares of Nellcor Common Stock with respect to which the Replacement Option is being exercised and containing such other information as the Stock Administrator may request, including, if applicable, information regarding the election of an alternative settlement method.

     I.   Limitation on Incentive Stock Options

          The aggregate fair market value (determined at the time the Incentive Stock Option is issued) of the stock with respect to which such Incentive Stock Option is exercisable

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for the first time by an optionee during any calendar year (under all such plans of Nellcor and its Affiliates) shall not exceed $100,000 for such optionee.

     J.   Tax Withholding

          At any time when an optionee is required to pay to Nellcor an amount required to be withheld under applicable income tax laws in connection with the exercise of a Non-Qualified Stock Option, the optionee may satisfy this obligation in whole or in part by electing (the "Election") to have Nellcor withhold shares of Nellcor Common Stock having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be determined on the date that the amount of tax to be withheld shall be determined ("Tax Date"). Each Election must be made prior to the Tax Date. The Committee may disapprove any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

          If the optionee is an officer of Nellcor within the meaning of Section 16 of the Securities Exchange Act of 1934, then an Election is subject to the following additional restrictions.

          (1) No Election shall be effective for a Tax Date which occurs within six months of the issue of the Replacement Option.

          (2) The Election must be made either six months prior to the Tax Date or must be made during the period beginning on the third business day following the date of release for publication of Nellcor's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date (except that this limitation will not apply in the event the death or disability of the optionee occurs prior to the expiration of the six-month period).

     K.   Modification of Outstanding Replacement Options

          Subject to the terms and conditions and within the limitations of the Plan, the Committee may, with the consent of the optionee, modify outstanding Replacement Options under the Plan to extend the term thereof by one day.

     L.   Sequential Exercise

          A 1979 Replacement Option issued with respect to a 1979 P-B Option that is an Incentive Stock Option (a "1979 P-B Incentive Stock Option") granted by P-B prior to

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January 1, 1987 shall provide by its terms that it may not be exercised while there remains outstanding (within the meaning of Section 422A(c)(7) of the Internal Revenue Code of 1954, as amended) any Incentive Stock Options (or Replacement Options with respect thereto) issued by P-B (or by any corporation which was a parent or subsidiary of P-B at the time the option was granted) to the same optionee prior to the date of such 1979 P-B Incentive Stock Option.

7.   STOCKHOLDER AND EMPLOYMENT RIGHTS

          A holder of a Replacement Option shall have none of the rights of a stockholder with respect to any of the shares subject to the Replacement Option until such shares shall be issued upon the exercise of the Replacement Option. Nothing in the Plan or any Replacement Option or related Option Agreement issued pursuant to the Plan shall, in the absence of an express provision to the contrary, confer on any individual any right to be or to continue in the employ of Nellcor or any of its Affiliates or shall interfere in any way with the right of Nellcor or any of its Affiliates to terminate the employment of any individual at any time.

8.   ADJUSTMENTS IN NELLCOR COMMON STOCK

          The number of shares of Nellcor Common Stock covered by each outstanding Replacement Option and the price per share thereof in each such Replacement Option may be appropriately adjusted, as the Board of Directors or the Committee may determine, for any increase or decrease in the number of shares of Nellcor Common Stock resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, stock split-up or combination of shares, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by Nellcor.
In the event that any such adjustment otherwise would result in fractional shares becoming issuable upon the exercise of any Replacement Option, the Committee shall have the discretion, upon exercise of such Replacement Option, to issue such fractional shares or to deliver cash in lieu thereof (based on the fair market value of such fractional shares as of the exercise date); PROVIDED, HOWEVER, that with respect to 1988 Replacement Options only, the Committee shall also have the discretion to provide for the elimination of such fractional shares which might otherwise become subject to 1988 Replacement Options without payment therefor.

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9.   ACCELERATION AND/OR TERMINATION IN CERTAIN CIRCUMSTANCES

     A.   1988 Replacement Options

          (1) Notwithstanding any contrary provisions of the Plan, all 1988 Replacement Options under the Plan and outstanding shall become (i) exercisable for 100% of the shares subject thereto for a period of 30 days preceding any of the events described in (x) below and, if not exercised within such period, shall terminate upon the happening of such event and (ii) immediately exercisable as to 100% of the shares subject thereto as to the events described in (y) and (z) below, if any of the following events shall occur: (x) a merger of, or consolidation involving, Nellcor in which the Nellcor Common Stock is converted into securities of another corporation or into cash; a plan of complete liquidation of Nellcor (whether or not in connection with a sale of all or substantially all of Nellcor's assets) shall be adopted; or any other transaction as a result of which Nellcor Common Stock shall no longer be publicly traded, in each case excluding a transaction solely for the purpose of reincorporating Nellcor in a different jurisdiction or recapitalizing the Nellcor Common Stock; (y) 40 percent or more of the combined voting power of the then outstanding voting securities of Nellcor shall become beneficially owned, directly or indirectly, by one or more persons acting together, other than Nellcor; or (z) unless otherwise determined by the Committee in its sole discretion, any purchase of Nellcor Common Stock shall be publicly disclosed pursuant to a tender offer or exchange offer to acquire 20 percent or more of the outstanding Nellcor Common Stock by one or more persons acting together, other than Nellcor, or a sale, exchange or other disposition of all or substantially all of Nellcor's assets.

          (2) At the sole discretion of the Committee, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of a 1988 Replacement Option under the Plan or by a resolution adopted prior to the occurrence of an event described in clauses (x), (y) or (z) above, that upon such event, such 1988 Replacement Option shall be assumed by the successor corporation, or a parent or subsidiary thereof, or shall be substituted for by a similar 1988 Replacement Option, covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices. In the event that the Committee provides for such assumption or substitution of 1988 Replacement Options, the assumed or substituted 1988 Replacement Options shall continue to be subject to their original vesting schedules notwithstanding the provision for acceleration of vesting set forth above.

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     B.   1979 Replacement Options

          Subject to any required action by the stockholders, if Nellcor shall be the surviving corporation in any merger or consolidation, any 1979 Replacement Option shall pertain to and apply to the securities to which a holder of the number of shares of Nellcor Common Stock subject to such 1979 Replacement Option would have been entitled. Upon a dissolution of Nellcor, or a merger or consolidation in which Nellcor is not the surviving corporation, every 1979 Replacement Option outstanding hereunder shall terminate; PROVIDED, HOWEVER, that in the case of such dissolution, merger or consolidation, then during the period thirty days prior to the effective date of such event, each holder of a 1979 Replacement Option hereunder shall have a right to exercise such 1979 Replacement Option, in whole or in part.

10.  AMENDMENT AND TERMINATION

          The Plan shall terminate upon the expiration or exercise in full of the last remaining Replacement Option issued hereunder; PROVIDED, HOWEVER, that no new issuances of Replacement Options may be made hereunder following the initial issuances, which will occur promptly following the Effective Time, subject to the proviso contained in Section 3 of this Plan.

          The Board of Directors shall have complete power and authority to amend the Plan, PROVIDED, HOWEVER, that except as expressly permitted in the Plan, the Board of Directors shall not, without the affirmative vote of the holders of a majority of the shares of voting stock of Nellcor present in person or represented by proxy at a stockholder's meeting, increase the maximum number of shares on which Replacement Options may be issued, amend the formula for determination of the purchase price of shares on which Replacement Options may be issued, extend the period during which Replacement Options may be issued, or amend the requirements as to the class of employees eligible to receive Replacement Options.

          No termination or amendment of the Plan may, without the consent of the holder of any outstanding Replacement Option, adversely affect the rights of such holder or optionee.

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11.  EFFECTIVENESS OF THE PLAN

          The Plan shall become effective on the later to occur of (a) the adoption hereof by the Board of Directors of Nellcor and (b) the consummation of the Merger.

12.  GOVERNMENT AND OTHER REGULATIONS

          The obligation of Nellcor to sell or deliver shares under Replacement Options pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

13.  RULE 16B-3 COMPLIANCE

          Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, or any action of the Committee, fails so to comply, such provision or action will be deemed null and void to the extent that is permitted by applicable law and that the Committee deems advisable; PROVIDED, HOWEVER, that no such provision or action will be deemed null and void solely as a result of the failure of the stockholders of Nellcor to approve the Plan.

14.  SECTION 424(a) COMPLIANCE

          Transactions under the Plan are intended to comply with all applicable conditions of Section 424(a) of the Code. To the extent any provision of the Plan, or any action of the Committee, fails so to comply, such provision or action will be deemed null and void to the extent that is permitted by applicable law and that the Committee deems advisable.

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                                                                 EXHIBIT A

                              NELLCOR INCORPORATED
                        1995 MERGER INCENTIVE STOCK PLAN
                          REPLACEMENT OPTION AGREEMENT

To: _____________________

          This will confirm the following agreement made as of ___________, 1995 between you and Nellcor Incorporated (the "Corporation") pursuant to the Nellcor Incorporated 1995 Merger Stock Incentive Plan (the "Plan").

          1. The Corporation hereby grants you an option to purchase up to a total of ________ shares of common stock of the Corporation (the "option shares") at the price of $_______ per share, at any time on or after the date such option becomes exercisable hereunder or under the Plan and before [insert expiration date of underlying P-B Option].

          2. The option represented hereby shall consist of Incentive Stock Options ("ISOs") and/or Nonqualified Stock Options ("NSOs") in the following amounts and shall become exercisable hereunder on the following dates ("Vesting Dates"):

     Number of Shares         ISO/NSO        Vesting Date
     ----------------         -------        ------------




The number of shares and the price per share of these options are subject to adjustment as provided in the Plan.

          3. The option and this agreement are subject to all the terms, conditions, limitations and restrictions contained in the Plan. The option is not transferable other than by will or the laws of descent and distribution, and is exercisable, during your lifetime, only by you. It is understood that you shall not have any of the rights of a

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stockholder with respect to any of the option shares until such shares are actually paid for by, and issued to, you.

          [4. This option is issued in replacement of an incentive stock option issued by Puritan-Bennett Corporation under its 1979 Employee Stock Benefit Plan on _________, 19__, a date prior to January 1, 1987. Accordingly, this option is subject to the provisions of Section 422A(b)(7) of the Internal Revenue Code of 1954, as amended, which provides that this option may not be exercised while there remains outstanding any incentive stock option granted to you by Puritan-Bennett Corporation (or by any corporation which, at the time of option grant, was a parent or subsidiary of Puritan-Bennett Corporation), prior to _________, 19__.] [To be included only in agreements evidencing Replacement Options issued in replacement of ISOs granted prior to January 1, 1987].

          5. Nothing herein contained shall obligate the Corporation of any subsidiary of the Corporation to continue the employment for any particular period or on any particular basis of compensation of you or any other employee, nor shall anything herein contained constitute a request or consent to postpone the retirement date of you or any employee.

          6. If you dispose of any of the shares purchased pursuant to the option, then, in order to provide the Corporation with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, you shall promptly notify the Corporation of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares. You will be solely responsible for any federal, state or local income taxes imposed in connection with the exercise of the option or the delivery of option shares incident thereto, and you authorize the Corporation to make any withholding for taxes which the Corporation deems necessary or proper in connection therewith.

          7. You shall give the Corporation notice in writing of any exercise of the option, in whole or in part, identifying this option, specifying the number of shares with respect to which you are exercising the option, and specifying the date of exercise, which shall also be the date for payment of the full purchase price of the shares.

          8. It is expressly understood and agreed that you assume all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in

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the market value of the stock after the exercise of this option in whole or in part.

          To confirm the foregoing, please sign and return one copy of this letter immediately.

                                             Very truly yours,

                                             NELLCOR INCORPORATED

                                             By:______________________________

                                             Name:____________________________

                                             Title:___________________________


Date: ___________, 1995


CONFIRMED:


__________________________________
Optionee



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